Exhibit 10.2

PARTNERSHIP INTERESTS RESTRUCTURING AGREEMENT

This PARTNERSHIP INTERESTS RESTRUCTURING AGREEMENT (this “Agreement”), dated as of February 27, 2020 (the “Execution Date”), is entered into by and between Shell Midstream Partners, L.P., a Delaware limited partnership (“SHLX”), and Shell Midstream Partners GP LLC, a Delaware limited liability company and general partner of SHLX (the “General Partner” and together with SHLX, the “Parties”). Capitalized terms used but not otherwise defined herein have the meaning set forth in that certain First Amended and Restated Agreement of Limited Partnership of SHLX, dated as of November 3, 2014, as amended by Amendment No. 1 thereto, dated as of February 26, 2018, and as further amended by Amendment No. 2 thereto, dated as of December 21, 2018 (collectively, the “Existing Partnership Agreement”).

RECITALS

WHEREAS, the General Partner is the general partner of SHLX and holds an approximate 2.0% General Partner Interest (evidenced by 4,761,012 General Partner Units) and all of the Incentive Distribution Rights, which entitle the General Partner to certain distributions and other rights pursuant to the Existing Partnership Agreement;

WHEREAS, the General Partner and SHLX have agreed to (i) the restructuring of the outstanding General Partner Interest and Incentive Distribution Rights, all of which are held by the General Partner, pursuant to a transaction in which the General Partner will agree that the General Partner Interest will be converted into a non-economic general partner interest in SHLX and the General Partner Units and the Incentive Distribution Rights will be cancelled and (ii) the acquisition of the Mattox Subject Interests and Norco Assets (each as defined in the PSA) by SHLX from Affiliates of the General Partner, and in exchange for (i) and (ii), SHLX will (a) issue the Restructuring Common Units (as defined in Section 2.2 hereof) to the General Partner or one or more of its Affiliates and (b) issue a number of SHLX Series A Perpetual Convertible Preferred Units with an aggregate value of $1.2 billion, in each case on the terms and subject to the conditions set forth herein and in the PSA, as applicable;

WHEREAS, in connection with the transactions contemplated by this Agreement and the PSA, the General Partner has agreed to waive any and all rights to distributions that would otherwise be payable on the Restructuring Common Units during the Distribution Waiver Period (as defined below), as further set forth in Section 2.5;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “Board”) has (a) received an opinion of Evercore Group L.L.C. (“Evercore”), the financial advisor to the Conflicts Committee, that the consideration to be paid by SHLX pursuant to this Agreement is fair, from a financial point of view, to SHLX and the Public Limited Partners (as defined below); and (b)(i) determined that this Agreement and the Second Amended and Restated Partnership Agreement (as defined below) and the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement would be in the best interests of the Partnership Group and the Public Limited Partners; (ii) approved this Agreement and the Second Amended and Restated Partnership Agreement, the execution, delivery and performance of this Agreement and the Second Amended and Restated Partnership Agreement and the transactions contemplated hereby and thereby, with such approval constituting “Special Approval” as such term is defined in the Existing Partnership Agreement; and (iii) recommended that the Board approve this Agreement and the Second Amended and Restated Partnership Agreement, the execution, delivery and performance of this Agreement and the Second Amended and Restated Partnership Agreement and the transactions contemplated hereby and thereby;

WHEREAS, following the receipt of the Special Approval and recommendation of the Conflicts Committee, at a meeting duly called and held, the Board, (i) determined that this Agreement, the Second Amended and Restated Partnership Agreement and the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement would be in the best interests of the Partnership Group and the Public Limited Partners; and (ii) approved this Agreement and the Second Amended and Restated Partnership Agreement, the execution, delivery and performance of this Agreement and the Second Amended and Restated Partnership Agreement and the transactions contemplated hereby and thereby;

WHEREAS, Shell Pipeline Company LP, a Delaware limited partnership, in its capacity as the sole member of the General Partner, has approved this Agreement and the Second Amended and Restated Partnership Agreement and the consummation of the transactions contemplated hereby and thereby, on behalf of itself and the General Partner;

WHEREAS, the General Partner, without the approval of any other Partner, may amend any provision of the Existing Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Existing Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect or (ii) pursuant to Section 13.1(g) of the Existing Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Existing Partnership Agreement;

WHEREAS, acting pursuant to the power and authority granted to it under Sections 13.1(d)(i) and 13.1(g) of the Existing Partnership Agreement, the General Partner has determined that the changes to the Existing Partnership Agreement to be effected by the Second Amended and Restated Partnership Agreement (i) do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, except for the General Partner, as the sole holder of the General Partner Interest and the Incentive Distribution Rights and (ii) are necessary or appropriate in connection with the issuance of the Restructuring Common Units and the non-economic general partner interest in SHLX;

WHEREAS, in accordance with Sections 13.3(b) and 13.3(c) of the Existing Partnership Agreement and pursuant to Section 2.3 of this Agreement, the General Partner, in its individual capacity as the sole holder of the General Partner Interest and the Incentive Distribution Rights, has consented to and approved the Second Amended and Restated Partnership Agreement; and

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WHEREAS, the execution and adoption of the Second Amended and Restated Partnership Agreement, the cancellation of the General Partner Units and the Incentive Distribution Rights, the conversion of the General Partner Interest into a non-economic general partner interest in SHLX and the issuance by SHLX of the Restructuring Common Units (as defined below) to the General Partner or one or more of its Affiliates are each conditioned on each other and shall be deemed to occur simultaneously as of the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that when used (a) with respect to the General Partner, the term “Affiliate” shall exclude SHLX and its subsidiaries and equity interests and (b) with respect to SHLX, the term “Affiliate” shall mean only its subsidiaries and equity interests. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” has the meaning set forth in the recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are commercially reasonable under the relevant circumstances to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume obligations other than expenditures and obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the contemplated transactions.

“Conflicts Committee” has the meaning set forth in the recitals.

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“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Distribution Waiver Period” has the meaning set forth in Section 2.5.

“Effective Time” means 12:02 a.m. local time in Houston, Texas on the Closing Date.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Evercore” has the meaning set forth in the recitals.

“Execution Date” has the meaning set forth in the preamble.

“Existing Partnership Agreement” has the meaning set forth in the recitals.

“GAAP” means generally accepted accounting principles, consistently applied in the United States of America.

“General Partner” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, municipal, local or other governmental court, department, commission, board, bureau, agency, regulator, tribunal, arbitrator or instrumentality, whether foreign or domestic.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intended Tax Treatment” has the meaning set forth in Section 5.3.

“Laws” has the meaning set forth in Section 3.4(c).

“Legal Impediment” has the meaning set forth in Section 6.1(a).

“Liens” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction on transfer, easement, encumbrance or other similar interest or adverse right.

“Material Adverse Effect” means any change, circumstance, effect, condition or event that is, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of the Partnership Group; or (ii) either Party’s ability to enter into or perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include:

(a)	any change, circumstance, effect, condition or event that:

(i)	generally affects economic conditions in any of the markets or geographical areas in which the Partnership Group operates;

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(ii)

generally affects economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in (A) general financial or market conditions, (B) currency exchange rates or currency fluctuations, (C) prevailing interest rates or credit markets, and (D) the price of crude oil, natural gas, other hydrocarbon products, or other commodities or raw materials used in the businesses of the Partnership Group;

(iii)	generally affects the industries in which the Partnership Group operates, including the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally; or

(iv)

results from national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(b)	changes in applicable Law, including to Tax Laws, GAAP or other applicable accounting standards or interpretations thereof;

(c)

any failure by the Partnership Group (or any Group Member) to meet internal or external projections, public estimates or expectations for any period (it being understood that the underlying causes of any such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred); or

(d)

the announcement of, or the taking of any action contemplated by, this Agreement and the Second Amended and Restated Partnership Agreement or any legal proceedings arising out of or related to this Agreement or the Second Amended and Restated Partnership Agreement;

provided, however, that facts, changes, circumstances, effects, conditions or events referred to in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (b) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and only to the extent such changes, circumstances, effects, conditions or events have had a disproportionate effect on the Partnership Group as compared to other companies operating in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable.

“NYSE” means the New York Stock Exchange.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Parties” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

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“PSA” means that certain Purchase and Sale Agreement, dated as of February 27, 2020, by and among Shell Pipeline Company LP, Shell GOM Pipeline Company LLC, Shell Chemical LP, Equilon Enterprises LLC d/b/a Shell Oil Products US, SHLX and Triton West LLC.

“Public Limited Partners” means the Limited Partners of SHLX (other than the General Partner and its Affiliates).

“Restructuring Common Units” has the meaning set forth in Section 2.2.

“Second Amended and Restated Partnership Agreement” has the meaning set forth in Section 2.1.

“Securities Act” has the meaning set forth in Section 3.6(b).

“Securities and Exchange Commission” means the U.S. Securities and Exchange Commission and any successor governmental agency or regulatory body.

“SHLX” has the meaning set forth in the preamble.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Transaction Taxes” has the meaning set forth in Section 5.2.

Section 1.2    Construction and Interpretation. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (A) in the case of agreements or instruments, by waiver or consent, and, in the case of statutes, by succession of comparable successor statues, and (B) all attachments thereto and instruments incorporated therein; (f) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; the word “or” shall be disjunctive but not exclusive; (h) the words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”; (i) references to any Person includes the successors and permitted assigns of such Person; (j) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (k) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against either Party. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

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ARTICLE II.

TRANSACTION

Section 2.1    Restructuring of Incentive Distribution Rights and General Partner Interest. Concurrently with and contingent upon the Closing, the General Partner shall cause the Existing Partnership Agreement to be duly amended and restated in its entirety (acting pursuant to its authority in Sections 13.1(d) and 13.1(g) of the Existing Partnership Agreement) in substantially the form set forth in Exhibit A attached hereto (as so amended and restated, the “Second Amended and Restated Partnership Agreement”). Pursuant to such amendment and restatement, the General Partner Interest shall be automatically converted into a non-economic general partner interest in SHLX, the General Partner Units and the Incentive Distribution Rights shall be automatically cancelled, the General Partner shall continue as the general partner of SHLX and SHLX shall continue without dissolution, in each case without any further action by either Party.

Section 2.2    Consideration. In consideration for and contingent upon the cancellation of the General Partner Units and the Incentive Distribution Rights and the conversion of the General Partner Interest as provided in the Second Amended and Restated Partnership Agreement and pursuant to Section 2.1, SHLX shall concurrently issue Common Units comprising a portion of the overall consideration specified in Section 2.2 of the Purchase Agreement (the “Restructuring Common Units”) to the General Partner or one or more of its Affiliates.

Section 2.3    Consent, Approval and Agreement of General Partner. In accordance with Sections 13.3(b) and 13.3(c) of the Existing Partnership Agreement, the General Partner, in its individual capacity as the sole holder of the General Partner Interest and the Incentive Distribution Rights, hereby consents to and approves the amendments to the Existing Partnership Agreement to be effected by the Second Amended and Restated Partnership Agreement. Without limiting the effect of the foregoing, the General Partner hereby consents to and approves the elimination of its rights under Section 6.4 of the Existing Partnership Agreement.

Section 2.4    Closing. The Closing shall occur within three Business Days of the satisfaction or waiver of the conditions set forth in Article VI, or such later date as the Parties may mutually agree (such date that the Closing occurs, the “Closing Date”). At the Closing, (a) the General Partner shall deliver to SHLX the Second Amended and Restated Partnership Agreement, duly executed by the General Partner (in its capacity as the general partner of SHLX); and (b) SHLX shall deliver to the General Partner evidence reasonably satisfactory to the General Partner of the book-entry issuance of the Restructuring Common Units in the name of the General Partner or one or more of its Affiliates designated by the General Partner in writing to SHLX no later than three Business Days prior to the Closing Date. Such book-entry issuance of the Restructuring Common Units may reflect customary legends or similar notations that the Restructuring Common Units are subject to trading restrictions under applicable Law. The Closing shall be deemed effective as of the Effective Time.

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Section 2.5    Distribution Modification and Waiver. Notwithstanding anything to the contrary in this Agreement or the Second Amended and Restated Partnership Agreement (as it may be amended, modified or supplemented) and notwithstanding the fact that the Incentive Distribution Rights shall be extinguished following the Closing, (i) the General Partner shall be entitled to any and all payments with respect to the Incentive Distribution Rights that would have been payable to the General Partner for any full quarter in which the Incentive Distribution Rights were still outstanding on the last day of such quarter regardless of whether the Incentive Distribution Rights were outstanding on the record date for the distribution with respect to such quarter (the “Final IDR Payment”) and (ii) the General Partner, on behalf of itself and its successors and assigns, hereby agrees to waive in full any and all of the rights, claims and interest in distributions that it would otherwise be entitled to receive with respect to the Restructuring Common Units for the quarter in which it receives the Final IDR Payment. For the avoidance of doubt, the General Partner will not be entitled to any payments with respect to the Incentive Distribution Rights following the Closing, other than the General Partner’s right to the Final IDR Payment (to the extent such payment has not been made prior to the Closing). In addition, the General Partner, on behalf of itself and its successors and assigns, hereby agrees to waive any and all of its rights, claims and interest in a portion of distributions that it would otherwise be entitled to receive with respect to the Restructuring Common Units in an amount of $20 million per quarter for each of the four consecutive fiscal quarters following the Closing (commencing with the distribution payable with respect to the quarter in which the Closing occurs) (the “Distribution Waiver Period).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

The General Partner hereby represents and warrants to SHLX that:

Section 3.1    Equity Interests. As of the date hereof and immediately prior to the Closing, the General Partner is the beneficial and record holder and has good and valid title to all of the outstanding General Partner Units and the Incentive Distribution Rights, free and clear of all Liens except for (a) Liens imposed in connection with the transactions contemplated by this Agreement and (b) restrictions on transfer provided for in the Existing Partnership Agreement and pursuant to applicable securities Laws, and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the General Partner of the General Partner Units or the Incentive Distribution Rights except as provided for in the Existing Partnership Agreement.

Section 3.2    Organization and Existence. The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect on the General Partner’s ability to enter into or perform its obligations under this Agreement or consummate the transaction contemplated hereby.

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Section 3.3    Power and Authority. The General Partner has the limited liability company power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by the General Partner pursuant hereto, including the Second Amended and Restated Partnership Agreement, and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. The General Partner has taken all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by the General Partner pursuant hereto, including the Second Amended and Restated Partnership Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by the General Partner pursuant hereto, including the Second Amended and Restated Partnership Agreement, will be when so executed and delivered, duly and validly executed and delivered by the General Partner and this Agreement is, and each agreement and instrument to be executed and delivered by the General Partner pursuant hereto, including the Second Amended and Restated Partnership Agreement, will be when so executed and delivered, a valid and binding obligation of the General Partner enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.4    No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by the General Partner, including the Second Amended and Restated Partnership Agreement, does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by the General Partner of the obligations that it is obligated to perform hereunder or thereunder do not, and at the Closing will not:

(a)

violate, conflict with, result in a breach of or require the consent of any Person under, any of the terms, conditions or provisions of any organizational document of the General Partner or the Existing Partnership Agreement;

(b)

create any Lien on the General Partner Interest or the Incentive Distribution Rights under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which the General Partner is a party or its properties and assets are bound;

(c)

conflict with any municipal, state or federal ordinance, law (including common law), statute, rule, regulation, judgment, order, writ, injunction, or decree (collectively, “Laws”) applicable to the General Partner; or

(d)

conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which the General Partner is a party or by which it is bound or to which the General Partner Interest or any of the Incentive Distribution Rights are subject;

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except, in the case of clauses (b), (c) and (d), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of the Partnership Group and except for such as will have been cured at or prior to the Closing.

Section 3.5    Financial Information. The financial projections provided to the Conflicts Committee (including those provided to the Conflict Committee’s financial advisor) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with the General Partner’s (and its applicable Affiliates’) management’s current expectations and based on assumptions which it believes are reasonable.

Section 3.6    Investment Intent and Securities Laws Compliance.

(a)

The General Partner is accepting the Restructuring Common Units for its own account with the intention of holding the Restructuring Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or state securities Laws. The General Partner understands that, when issued, the Restructuring Common Units will constitute “restricted securities” and will not have been registered under the Securities Act, or any applicable state securities Laws. The General Partner acknowledges that the Restructuring Common Units will bear a restrictive legend to that effect. The General Partner acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the Restructuring Common Units to be issued to the General Partner hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and an applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom, and that the General Partner has no present intention of registering the resale of any of such Restructuring Common Units.

(b)

The General Partner is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The General Partner has (i) been afforded access to information about SHLX and its financial condition, business, property, management and prospects sufficient to enable it to evaluate its prospective investment in the Restructuring Common Units, (ii) such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Restructuring Common Units and (iii) has so evaluated the merits and risks of such investment. The General Partner is able to bear the economic risk of an investment in the Restructuring Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(c)

The General Partner understands that the Restructuring Common Units are being offered and will be issued to the General Partner in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that SHLX is relying upon the truth and accuracy of, and the General Partner’s compliance with, the representations, warranties, agreements,

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acknowledgments and understandings, which are true, correct and complete, of the General Partner set forth in this Section 3.6 in order to determine the availability of such exemptions and the eligibility of the General Partner to acquire the Restructuring Common Units.

Section 3.7    No Brokers. Excluding fees payable to Barclays Capital Inc., which shall be the obligation solely of the General Partner and its Affiliates, no action has been taken by or on behalf of the General Partner (excluding actions taken by or on behalf of the Conflicts Committee) that would give rise to any valid claim against SHLX or its Affiliates for a brokerage commission, finder’s fee or other like payment, or reimbursement of any expenses, with respect to the matters contemplated hereby.

Section 3.8    Disclaimer of Warranties. Except as expressly set forth in this Article III or in any agreement or instrument to be executed by the General Partner in connection with the transactions contemplated hereby, the General Partner makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of the General Partner or its Affiliates, in each case, except for any action or series of actions constituting fraud, gross negligence or willful misconduct under Delaware Law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SHLX

SHLX hereby represents and warrants to the General Partner that:

Section 4.1    Restructuring Common Units. The Restructuring Common Units, when issued and delivered to the General Partner or its Affiliate(s) in accordance with the terms hereof, will be duly authorized, validly issued, fully paid (to the extent required by the Second Amended and Restated Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act).

Section 4.2    Organization and Existence. SHLX is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. Each Subsidiary of SHLX has the requisite power and authority to carry on its business as it is now being conducted and to own all of its respective properties and assets, except as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

Section 4.3    Power and Authority. SHLX has the limited partnership power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by SHLX pursuant hereto and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. SHLX has taken all necessary and appropriate limited partnership actions to authorize, execute and deliver this Agreement and each agreement

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and instrument to be executed and delivered by SHLX pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by SHLX pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by SHLX and this Agreement is, and each agreement and instrument to be executed and delivered by SHLX pursuant hereto will be when so executed and delivered, a valid and binding obligation of SHLX enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.4    Capitalization. As of the date hereof, the issued and outstanding Partnership Interests of SHLX consist of 233,289,537 Common Units, 4,761,012 General Partner Units and the Incentive Distribution Rights. The Limited Partner Interests represented by the Common Units and the Incentive Distribution Rights have been duly authorized and issued in accordance with the Existing Partnership Agreement and are fully paid (to the extent required under the Existing Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware Act). The General Partner Interest represented by the General Partner Units has been duly authorized and issued in accordance with the Existing Partnership Agreement. Except as expressly contemplated by this Agreement, the Existing Partnership Agreement, the PSA, as otherwise disclosed in SHLX’s reports filed with the Securities and Exchange Commission, or pursuant to SHLX’s incentive compensation plans, there are no issued or outstanding commitments of SHLX with respect to any equity securities of SHLX, and SHLX does not have any commitments to authorize, issue or sell any such equity securities or commitments.

Section 4.5    No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by SHLX does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by SHLX of the obligations that it is obligated to perform hereunder or thereunder do not, and at the Closing will not:

(a)

violate, conflict with, result in a breach of or require the consent of any Person under, any of the terms, conditions or provisions of the Existing Partnership Agreement, except for the consent and approval provided by the General Partner in Section 2.3, or any other organizational documents of the Partnership Group;

(b)

create any Lien on any property or assets of any Group Member under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which any Group Member is a party or their respective properties and assets are bound;

(c)	conflict with any Laws applicable to any Group Member; or

(d)

conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which any Group Member is a party or otherwise bound or to which any of their respective properties and assets are subject;

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except, in the case of clauses (b), (c) and (d), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or result in any material loss, cost or liability of any Group Member and except for such as will have been cured at or prior to the Closing.

Section 4.6    No Brokers. Excluding fees payable to Evercore, which shall be the obligation solely of SHLX and its Affiliates, no action has been taken by or on behalf of SHLX or the Conflicts Committee that would give rise to any valid claim against the General Partner, SHLX or their respective Affiliates for a brokerage commission, finder’s fee or other like payment, or reimbursement of any expenses, with respect to the matters contemplated hereby.

Section 4.7    Disclaimer of Warranties. Except as expressly set forth in this Article IV or in any agreement or instrument to be executed by SHLX in connection with the transactions contemplated hereby, SHLX makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of SHLX or any of its Affiliates, in each case, except for any action or series of actions constituting fraud, gross negligence or willful misconduct under Delaware Law..

ARTICLE V.

COVENANTS

Section 5.1    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the transactions contemplated hereby or the purposes of this Agreement, each of the Parties will take such further action as the other Party may reasonably request.

Section 5.2    Tax Covenants. All sales, use, controlling interest, transfer, filing, recordation, registration and similar Taxes, if any, arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income or net worth (“Transaction Taxes”), shall be borne fifty percent (50%) by SHLX and fifty percent (50%) by the General Partner. To the extent under applicable law SHLX is responsible for filing Tax returns in respect of Transaction Taxes, the General Partner shall prepare and file all such Tax returns. The Parties shall provide such certificates and other information as may be reasonably required in connection with any such filings and otherwise cooperate.

Section 5.3    Tax Treatment of the Transaction. The Parties intend that the transactions described in Section 2.1 and Section 2.2 will be treated for U.S. federal income tax purposes as set forth in this Section 5.3 (the “Intended Tax Treatment”). Each Party shall, and shall cause its controlled Affiliates to, file all Tax returns and other reports consistent with the Intended Tax Treatment, unless required by Law to do otherwise.

(a)

The transactions contemplated hereby shall be treated as either (a) a transaction described in Section 721 of the Code in a manner consistent with Revenue Ruling 84-52, 1984-1 C.B. 157 or (b) a readjustment of partnership items among existing partners of a partnership not involving a sale or exchange. As a result, (i) no taxable

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gain or loss will be recognized by SHLX or the General Partner and (ii) in the case of the existing Public Limited Partners owning Common Units, taxable gain will be reported only to the extent such Limited Partner’s share of SHLX’s liabilities under Section 752 of the Code is decreased by an amount that is greater than such Limited Partner’s adjusted tax basis in its Common Units.

(b)

Pursuant to Section 5.5(d) of the Existing Partnership Agreement and in connection with the transactions contemplated hereby, SHLX will make an adjustment to the Capital Accounts of the Partners and the Carrying Values of SHLX’s properties in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and proposed Treasury Regulation Section 1.704-1(b)(2(iv)(f)(5)(v).

Section 5.4    Satisfaction of Conditions Precedent. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement, each Party will use all Commercially Reasonable Efforts in good faith to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including making any required filings under the HSR Act within 10 Business Days after the date of this Agreement and obtaining any and all necessary local, state, and federal government approvals (including, if required, clearance under the HSR Act) with respect to the transactions, if any, having lifted or rescinded any Legal Impediment (as defined below) adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, defending any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages and satisfying the other conditions precedent set forth in Article VI; provided, however, that no Party shall be required to take or cause to be taken any action, or to do or cause to be done anything, this Agreement contemplates to be taken or done, or caused to be taken or done, by the other Party. Each Party shall cooperate with the other Party to accomplish the foregoing and will furnish to the other Party copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the matters contemplated hereby.

Section 5.5    Notices. Each of the Parties will give prompt notice to the other of any event or circumstance which has or would be reasonably expected to give rise to a breach of any representation, warranty or covenant contained in this Agreement, or of any condition which would reasonably be expected to delay or prevent the Closing hereunder.

Section 5.6    Certain Business Activities. From the Execution Date until the Closing and except as contemplated by this Agreement, the PSA or as required by applicable Law, without the prior written consent of the other Party hereto, neither of the Parties shall, and each shall not take any action to cause any other Party to, take any action that would be reasonably expected to result in a Material Adverse Effect on its ability to perform any of its obligations under this Agreement, including in the case of the General Partner, transferring the General Partner Units or the Incentive Distribution Rights.

Section 5.7    Listing of Common Units. The General Partner and SHLX shall use their respective Commercially Reasonable Efforts to cause the Restructuring Common Units to be admitted for listing on the New York Stock Exchange as promptly as practicable after the Closing Date.

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Section 5.8    Press Releases. No Party shall, without the prior approval of the other Party (including the approval of the Conflicts Committee in the case of SHLX), issue (or cause its Affiliates to issue) any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law or regulation or the rules of the NYSE, in which case such Party will consult with the other Party before issuing any such press release or written statement.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligations. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)

no Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of (A) making the consummation of the transactions contemplated by this Agreement illegal or (B) prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of (A) making the consummation of the transactions contemplated by this Agreement illegal or (B) prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement (any of the foregoing, a “Legal Impediment”);

(b)

all necessary filings and notifications under the HSR Act, if any, shall have been made and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated and any other government approvals obtained;

(c)	between the Execution Date and the Closing Date, no Material Adverse Effect shall have occurred; and

(d)

all of the conditions precedent to the closing of the Dropdown Transaction contemplated by the PSA, as set forth in Article X thereto, shall have been fulfilled or validly waived prior to, or shall be fulfilled at, the closing of the Dropdown Transaction pursuant to the terms of the PSA, and the parties to the PSA are prepared to consummate the Dropdown Transaction contemplated by the PSA pursuant to the terms thereof simultaneously with the Closing.

Section 6.2    Conditions to the Obligations of SHLX. The obligation of SHLX to proceed with the Closing is subject to the satisfaction or waiver by SHLX on or prior to the Closing Date of the following conditions:

(a)	the General Partner shall have performed the covenants, obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

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(b)

the representations and warranties of the General Partner made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) with the same effect as though made at and as of such date; and

(c)

the General Partner shall have delivered to SHLX a certificate dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2.

Section 6.3    Conditions to the Obligations of the General Partner. The obligation of the General Partner to proceed with the Closing is subject to the satisfaction or waiver by the General Partner on or prior to the Closing Date of the following conditions:

(a)	SHLX shall have performed the covenants, obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

(b)

the representations and warranties of SHLX made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) with the same effect as though made at and as of such date; and

(c)

SHLX shall have delivered to the General Partner a certificate dated as of the Closing Date and signed by an authorized officer of the General Partner, in its capacity as the general partner of SHLX, confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3.

ARTICLE VII.

TERMINATION

Section 7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)	by mutual written consent of the Parties;

(b)

by either Party, if any Legal Impediment shall become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if such Legal Impediment was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

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(c)

by either Party, if the Closing shall not have occurred by May 27, 2020 or such later date as mutually agreed to by the Parties (the “Outside Date”); provided, that such right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such Party has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by or on such date;

(d)	by either Party, if the PSA shall have been terminated in accordance with its terms;

(e)

by SHLX, if at any time the representations and warranties of the General Partner contained in this Agreement shall fail to be true and correct or the General Partner shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.1 or Section 6.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within ten days of the failing Party’s receipt of written notice thereof, or, if earlier, the Outside Date; or

(f)

by the General Partner, if at any time the representations and warranties of SHLX contained in this Agreement shall fail to be true and correct or SHLX shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.1 or Section 6.3 would not be fulfilled and (ii) if capable of cure, shall not have been cured within ten days of SHLX’s receipt of written notice thereof, or, if earlier, the Outside Date.

Section 7.2    Notice of Termination. A Party may exercise its right to terminate this Agreement by giving written notice of termination to the other Party from time to time in accordance with Section 8.4 prior to the Closing specifying the basis for termination.

Section 7.3    Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Article VII, this Agreement shall become void and have no effect, and there shall be no further liability on the part of either Party to any person in respect of this Agreement; provided, however, that the covenants and agreements contained in Article VIII and in this Section 7.3 shall survive the termination of this Agreement; and provided further, that except as otherwise provided in this Agreement, no such termination shall relieve either Party of any liability resulting from any fraud, gross negligence or willful and material breach of or under this Agreement prior to the time of such termination.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. No Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be null and void.

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Section 8.2    Entire Understanding; Headings and Amendments.

(a)

This Agreement and the attached Exhibit(s) and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties with respect to the transactions contemplated hereby, and supersede all previous agreements of any sort with respect thereto. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.

(b)

This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, however, no such amendment or modification shall be effective unless and until it has been approved by the Conflicts Committee.

Section 8.3    Rights of Third Parties. This Agreement shall not be construed to create any Lien on the Incentive Distribution Rights, the General Partner Interests or any Common Units or to create any express or implied rights in any persons other than the Parties.

Section 8.4    Notices. All notices shall be in writing and shall be delivered or sent by first- class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:

(a)	If to the General Partner:

Shell Midstream Partners GP LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attention: General Counsel

(b)	If to SHLX:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attention: General Counsel

Section 8.5    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE

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COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.6    Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 8.7    Damage Limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE FINALLY AND JUDICIALLY DETERMINED. THE FOREGOING LIMITATIONS ON LIABILITY SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS LIMITED (EXCLUDING GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT).

Section 8.8    Waiver and Severability.

(a)

No waiver, either express or implied, by either Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by each Party; provided, that no waiver by SHLX of any term or condition of this Agreement or right to enforcement thereof shall be effective unless approved by the Conflicts Committee. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time. The failure of either Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that either Party may hereunder or otherwise have at law or in equity.

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(b)

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (i) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, (ii) the Parties shall promptly meet and negotiate in good faith substitute provisions for those rendered or declared invalid, illegal or unenforceable so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law and (iii) this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.9    Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.10    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SHELL MIDSTREAM PARTNERS GP LLC

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer

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EXHIBIT A

Second Amended and Restated Partnership Agreement

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

SHELL MIDSTREAM PARTNERS, L.P.

A Delaware Limited Partnership

Dated as of [●], 2020

i

SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF SHELL MIDSTREAM PARTNERS, L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SHELL MIDSTREAM PARTNERS, L.P. dated as of [●], 2020, is entered into by and between SHELL MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company, as the General Partner, and SHELL MIDSTREAM LP HOLDINGS LLC, a Delaware limited liability company, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 3, 2014 (as amended by the First Amendment and the Second Amendment (each as defined below), the “First Restated Partnership Agreement”), was adopted in connection with the Initial Public Offering (as defined below);

WHEREAS, the First Restated Partnership Agreement was amended by that certain Amendment No. 1 to the First Restated Partnership Agreement, dated as of February 26, 2018 (the “First Amendment”), in response to changes to the Code (as defined below) enacted by the Bipartisan Budget Act of 2015 (the “BBA”) relating to partnership audit and adjustment procedures;

WHEREAS, the First Restated Partnership Agreement was further amended by that certain Amendment No. 2 to the First Restated Partnership Agreement, dated as of December 21, 2018 (the “Second Amendment”), pursuant to which the General Partner agreed to a reduction of certain quarterly distributions in respect of its Incentive Distribution Rights (as defined below);

WHEREAS, the General Partner and the Partnership have entered into a Partnership Interests Restructuring Agreement, dated as of February 27, 2020 (the “Partnership Restructuring Agreement”) and a Purchase and Sale Agreement, dated as of February 27, 2020 (the “PSA”), pursuant to which, as of the date hereof and concurrently with the execution of this Agreement, (i) the General Partner Interest (as defined below) will be converted into a non-economic general partner interest in the Partnership and the General Partner Units (as defined below) and the Incentive Distribution Rights will be cancelled, and (ii) the Partnership will acquire the Mattox Subject Interests and Norco Assets (each as defined in the PSA) from Affiliates of the General Partner, and in exchange therefor (a) the Partnership will issue 160 million Common Units (as defined below) to the General Partner or one or more of its Affiliates and (b) the Partnership will issue a number of Series A Preferred Units (as defined below) in the Partnership in an aggregate value of $1.2 billion to the General Partner or one or more of its Affiliates;

WHEREAS, pursuant to the Partnership Restructuring Agreement and the PSA, the General Partner has agreed to waive any and all rights to $80 million of aggregate distributions that would otherwise be payable on the Restructuring Common Units (as defined in the Partnership Restructuring Agreement);

WHEREAS, Section 5.6 of the First Restated Partnership Agreement provides that the General Partner, without the approval of any Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities (other than General Partner Interests) to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion;

WHEREAS, Section 13.1(a), Section 13.1(d)(i) and Section 13.1(g) of the First Restated Partnership Agreement provide, among other things, that the General Partner, without the approval of any Partner, may amend any provision of the First Restated Partnership Agreement to reflect (a) a change in the location of the principal office of the Partnership, (b) an amendment that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, and (c) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the First Restated Partnership Agreement;

WHEREAS, the General Partner has determined, pursuant to Section 13.1(a), Section 13.1(d)(i) and Section 13.1(g) of the First Restated Partnership Agreement, that the amendments to the First Restated Partnership Agreement set forth herein (a) reflect a change in the location of the principal office of the Partnership, (b) do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, except for the General Partner, as the sole holder of the General Partner Interest and the Incentive Distribution Rights, and the General Partner, in its individual capacity as the sole holder of the General Partner Interest and the Incentive Distribution Rights, has consented to and approved the changes to the General Partner Interest and the Incentive Distribution Rights to be effected in accordance with this Agreement and the Partnership Restructuring Agreement and/or (c) are necessary or appropriate in connection with the authorization or issuance of the Series A Preferred Units, the Common Units and the non-economic General Partner Interest in the Partnership in accordance with the provisions of the Partnership Restructuring Agreement and the PSA; and

WHEREAS, the General Partner desires to amend and restate the First Restated Partnership Agreement in its entirety to (i) reflect the amendments to the First Restated Partnership Agreement; (ii) reflect the conversion of the General Partner Interest into a non-economic General Partner Interest and the cancellation of the Incentive Distribution Rights; (iii) otherwise reflect the transactions consummated pursuant to the Partnership Restructuring Agreement; (iv) provide for the Series A Preferred Units and to provide for such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such Series A Preferred Units; (v) reflect a change in the location of the principal office of the Partnership; (vi) remove provisions that are no longer applicable to the Partnership; and (vii) provide for such other changes that the General Partner has determined are necessary and appropriate in connection with the foregoing.

NOW, THEREFORE, the General Partner does hereby amend and restate the First Restated Partnership Agreement, pursuant to its authority under Section 13.1(a), Section 13.1(d)(i) and Section 13.1(g) of the First Restated Partnership Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704- 1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or other consideration at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of:

(i)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter;

(ii)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) resulting from dividends or distributions received after the end of such Quarter from equity interests in any Person other than a Subsidiary in respect of operations conducted by such Person during such Quarter; and

(iii)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings after the end of such Quarter; less

(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for future acquisitions and anticipated future debt service requirements of the Partnership Group, for the payment of Series A Quarterly Distributions and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings or rate proceedings under applicable law) subsequent to such Quarter;

(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii)    provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“BBA” has the meaning given such term in the recitals.

“Board of Directors” means the board of directors or board of managers of the General Partner, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided, however, that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Claim” (as used in Section 7.13(g)) has the meaning given such term in Section 7.13(g).

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Conflicts Committee “ means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or any Group Member other than (i) Common Units and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if the Common Units are not listed or admitted to trading, the New York Stock Exchange).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of November 3, 2014, among the Partnership, the General Partner, the Operating Company and SPLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Conversion Threshold Price” has the meaning assigned to such term in Section 5.10(b)(v)(B).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, as of any date, for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner or a transferee of a Limited Partner Interest to execute as to such Person’s (or such Person’s beneficial owners’) federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

“Eligible Taxable Holder” means a Person or type or category of Person whose, or whose owners’, U.S. federal income tax status (or lack of proof of U.S. federal income tax status) does not have or is not reasonably likely to have, as determined by the General Partner, a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by FERC or similar regulatory body. Schedule I to this Agreement provides examples of Persons that the General Partner has determined are Eligible Taxable Holders and Persons that the General Partner has determined are not Eligible Taxable Holders. Any such determination may be changed by the General Partner from time to time, such new determination will apply to both existing and additional Limited Partners, and Schedule I will automatically be deemed to be updated following such new determination.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.

“First Amendment” has the meaning given such term in the recitals.

“First Restated Partnership Agreement” has the meaning given such term in the recitals.

“General Partner” means Shell Midstream Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of Available Cash or distributions upon the dissolution and liquidation or winding-up of the Partnership.

“General Partner Unit” means a unit that represented a fractional part of the General Partner Interest (as defined in the First Restated Partnership Agreement) prior to the conversion of such General Partner Interest pursuant to this Agreement and the Partnership Restructuring Agreement into a non-economic management interest.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” means any of the following:

(a)    the General Partner who is the Record Holder of Registrable Securities;

(b)    any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c)    any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d)    any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e)    a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.13.

“Incentive Distribution Right” means the non-voting Limited Partner Interest that, prior to the closing of the transactions contemplated by the Partnership Restructuring Agreement and the execution and effectiveness of this Agreement, was held by the General Partner and pursuant to which the General Partner was entitled to certain incentive distributions under the First Restated Partnership Agreement.

“Indemnified Persons” has the meaning given such term in Section 7.13(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” means a Limited Partner who is not an Eligible Taxable Holder or whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, has created or would create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property in which a Group Member has an interest.

“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the IPO Registration Statement.

“IPO Closing Date” means the first date on which Common Units were sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-196850) as it has been amended or supplemented, together with the Registration Statement on Form S-1 (File No. 333-199653), each as filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person who has been admitted and continues as a limited partner of the Partnership as of the date hereof, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning given such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.13 which shall (i) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (ii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iii) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.13.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of November 3, 2014, among the General Partner, the Partnership, the Operating Company and SPLC, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means Shell Midstream Operating LLC, a Delaware limited liability company, and any successors thereto.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time any Person or Group (excluding the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by or for the benefit of such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding, directly or indirectly, from a Person or Group described in clause (i) provided, however, that upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors or (iv) the Series A Preferred Unitholders with respect to their ownership (beneficial or record) of the Series A Preferred Units or Series A Conversion Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Shell Midstream Partners, L.P., a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership (or, in the case of the General Partner Interest, a management interest), which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Restructuring Agreement” has the meaning given such term in the recitals.

“Partnership Restructuring Event” means either of the following:

(a)    any merger, consolidation or other business combination of the Partnership with another partnership if, immediately following the consummation of such merger, consolidation or other business combination, the General Partner, Shell Midstream LP Holdings LLC, SPLC or Shell Oil Company or any of their other Affiliates beneficially own more than 50% of the voting securities of the general partner of the surviving partnership; or

(b)    any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, if (i) the principal parties thereto are the General Partner, Shell Midstream LP Holdings LLC, SPLC or Shell Oil Company or any of their respective Affiliates, (ii) the Common Units or the common equity of the Partnership’s successor entity remains listed or admitted for trading on a National Security Exchange following such transaction and (iii) such transaction would not otherwise constitute a Change of Control under clauses (a) through (c) of the definition of “Series A Change of Control.”

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units (other than with respect to the Series A Preferred Units) the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder (excluding Series A Preferred Units) by (B) the total number of Outstanding Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest and a Series A Preferred Unit shall at all times be zero.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof (other than Series A Preferred Units), apportioned among all designated Units in accordance with their relative Percentage Interest, (b) when used with respect to Partners or Record Holders (other than Series A Preferred Units), apportioned among all Partners or Record Holders in accordance with their relative Percentage Interest, (c) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Sections 7.13(a) or 7.13(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by such holder and included in the Notice relating to such request, (d) when used with respect to Series A Preferred Units, apportioned among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder and (e) when used with respect to Common Units and Series A Preferred Units on an “as if” converted basis, apportioned among all Record Holders in accordance with the relative number of Common Units that would be held by each if the Series A Preferred Units were converted to Common Units at the then applicable Series A Conversion Rate immediately prior to such determination.

“PSA” has the meaning given such term in the recitals.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the IPO Closing Date, the portion of such fiscal quarter after the IPO Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Register” has the meaning given such term in Section 4.5(a) of this Agreement.

“Registrable Security” means any Partnership Interest other than the General Partner Interest and Series A Preferred Units; provided, however, that any Registrable Security shall cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.13 of this Agreement have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning given such term in Section 7.13(a) of this Agreement.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Restructuring Common Unit” has the meaning given such term in the Partnership Restructuring Agreement.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Second Amendment” has the meaning given such term in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.13 of this Agreement.

“Series A Accrued Amount” means, with respect to a Series A Preferred Unit as of any date of determination, an amount equal to (a) the Series A Issue Price, plus (b) all Series A Unpaid Distributions on such Series A Preferred Unit as of such date, plus (c) to the extent the date of determination is prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such date of determination, an amount equal to the Series A Distribution Amount.

“Series A Cash Change of Control” means a Series A Change of Control that involves the payment directly to the holders of Common Units of cash consideration representing more than 90% of the aggregate consideration paid in connection with such Series A Change of Control.

“Series A Change of Control” means the occurrence of any of the following:

(a)    the acquisition, directly or indirectly (including by merger), of 50% or more of the voting interests of the General Partner (as measured by voting power rather than the number of shares, units or the like) by a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is not an Affiliate of the Partnership as of the Series A Issuance Date if such acquisition gives such Person or group, directly or indirectly, (a) the right to elect more than half of the members of the Board of Directors or (b) the power to direct or cause the direction of the management and policies of the Partnership, whether through ownership of voting securities, by contract or otherwise;

(b)    any sale, lease, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any other Person (other than a direct or indirect Subsidiary of the Partnership); or

(c)    the removal of the General Partner by the Limited Partners, unless an Affiliate of the Partnership is elected as a successor General Partner;

provided, however, that notwithstanding anything in this Agreement to the contrary, a Partnership Restructuring Event shall not constitute a Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.10(b)(v)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.10(b)(v)(C)(1).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.10(b)(v)(C)(1).

“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to the quotient of (i) the Series A Accrued Amount with respect to such Series A Preferred Unit divided by (ii) the Series A Issue Price (as such number of Common Units may be adjusted as set forth in Section 5.10(b)(v)(E)).

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.10(b)(v). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder, and, immediately upon the Transfer of a Series A Conversion Unit to a Person other than a Series A Preferred Unitholder, such Series A Conversion Unit will continue to be a Common Unit, but will cease to be a Series A Conversion Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Series A Preferred Unitholder (a) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.10(b)(v)(C)(1) or (b) to whom the Partnership has delivered a Series A Mandatory Conversion Notice in accordance with Section 5.10(b)(v)(C)(2).

“Series A Distribution Amount” means an amount per Series A Preferred Unit equal to $0.2363 (provided, however, that the Series A Distribution Amount for the Quarter ending [●], 2020 shall be prorated, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter).

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.10(b)(i)(A).

“Series A Issuance Date” means [●], 2020.

“Series A Issue Price” means $23.63 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series A Preferred Units, and shall include the Common Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

“Series A Mandatory Conversion Notice” has the meaning assigned to such term in Section 5.10(b)(v)(C)(2).

“Series A Mandatory Conversion Notice Date” has the meaning assigned to such term in Section 5.10(b)(v)(C)(2).

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units. For the avoidance of doubt, classes or series of Partnership Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate, distribution periods, form of payment or payment mechanics of such class or series of Partnership Interests match those of any other class or series of Series A Parity Securities.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.10(a).

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.10(b)(i)(A).

“Series A Required Voting Percentage” means at least 66 2/3% of the Outstanding Series A Preferred Units, voting separately as a single class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.10(b)(vi)(B)(2).

“Series A Unpaid Distributions” has the meaning assigned to such term in Section 5.10(b)(i)(B).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“SPLC” means Shell Pipeline Company LP, a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, for so long as any Person is not consolidated in the Partnership’s financial statements for accounting purposes, then such Person will not be deemed a “Subsidiary” of the Partnership or the Operating Company.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“Transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of October 28, 2014 among the IPO Underwriters, SPLC, the Partnership and the General Partner providing for the purchase of Common Units by the IPO Underwriters.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public, (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Series A Preferred Units but shall not include the General Partner Interest.

“Unit Majority” means at least a majority of the Outstanding Common Units and Outstanding Series A Preferred Units, if any, with such Series A Preferred Units to be treated as Common Units on an “as if” converted basis as described in Section 5.10(b)(ii)(A), voting together as a single class.

“Unitholders” means the Record Holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“VWAP” means, with respect to a Common Unit on any Trading Day, the volume- weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading on such Trading Day (or if such volume-weighted average trading price is unavailable, the Closing Price of one Common Unit on such Trading Day) in respect of the period from the scheduled open of trading until the scheduled close of trading of the VWAP calculation period. If the VWAP of the Common Units cannot be calculated for a particular Trading Day on any of the foregoing bases, the VWAP of a Common Unit for such Trading Day shall be the fair market value of such Common Unit on such Trading Day as determined in good faith by the General Partner in a commercially reasonable manner using a volume weighted method.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided, however that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1    Formation. The Partnership was formed as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the First Restated Partnership Agreement in its entirety. This amendment and restatement shall become effective at the Effective Time (as defined in the Partnership Restructuring Agreement). Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the Record Holder thereof for all purposes.

Section 2.2    Name. The name of the Partnership shall be “Shell Midstream Partners, L.P.”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 150 N. Dairy Ashford, Houston, Texas 77079, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 150 N. Dairy Ashford, Houston, Texas 77079, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to further the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General has no obligation or duty to the Partnership or the Limited Partners to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business in its sole and absolute discretion.

Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7    Title to Partnership Assets. Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3    Outside Activities of the Limited Partners. Subject to Section 7.6, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4    Rights of Limited Partners.

(a)    Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)    to obtain from the General Partner either (A) copies of the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided, however, that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b)    To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d)    Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates. Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Exhibit A hereto. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)    satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders. The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4    Transfer Generally.

(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns all or any part of such Partnership Interest to another Person who is or becomes a Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5    Registration and Transfer of Limited Partner Interests.

(a)    The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).

(b)    The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c)    Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

(d)    By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(b).

(e)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.4, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6    Transfer of the General Partner’s General Partner Interest.

(a)    Subject to Section 4.6(b), the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(b)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

(c)    For purposes of clarification, the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership as of the date hereof is not a transfer of the General Partner Interest subject to this Section 4.6.

Section 4.7    [Reserved].

Section 4.8    Restrictions on Transfers.

(a)    Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    [Reserved]

(d)    [Reserved]

(e)    Except for Section 4.8(a), nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f)    In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Series A Preferred Unit or a Series A Conversion Unit shall be subject to the restrictions imposed by Section 5.10(b)(iv).

Section 4.9    Eligibility Certifications; Ineligible Holders.

(a)    The General Partner may upon demand or on a regular basis require Limited Partners and transferees of Limited Partner Interests, in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited partners or transferees are Ineligible Holders.

(b)    If any Limited Partner fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate or other requested information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(c)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(d)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(e)    At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as Limited Partner and shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

(a)    If at any time a Limited Partner fails to furnish an Eligibility Certificate or any information requested within 30 days (or such other period as the General Partner may determine) of receipt of a request from the General Partner to furnish an Eligibility Certificate, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated in the Register by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing the Redeemable Interests at the place specified in the notice) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided, however, that the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request, and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Conversion of the General Partner Interest and Cancellation of Incentive Distribution Rights.

(a)    Pursuant to this Agreement and the Partnership Restructuring Agreement, the General Partner Interest in the Partnership that existed immediately prior to the execution of this Agreement and evidenced by General Partner Units is hereby converted into a non-economic General Partner Interest in the Partnership and all of the General Partner Units are hereby cancelled. As of the execution of this Agreement, the General Partner hereby continues as the general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.

(b)    Concurrently with the execution of this Agreement and pursuant to this Agreement and the Partnership Restructuring Agreement, all Incentive Distribution Rights in the Partnership that were outstanding and held by the General Partner immediately prior to the execution of this Agreement are hereby cancelled.

(c)    Concurrently with the execution of this Agreement and pursuant to the Partnership Restructuring Agreement and the PSA, in consideration for the transactions set forth in Section 5.1(a) and Section 5.1(b) and the transactions contemplated by the PSA, the Partnership is issuing 160,000,000 Common Units to the General Partner on the date hereof, which issuance is hereby authorized and approved.

Section 5.2    Contributions by the General Partner and its Affiliates. Except as set forth in Section 12.8, the General Partner shall not be obligated to make any Capital Contributions to the Partnership.

Section 5.3    Contributions by Limited Partners. No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such beneficial owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, however, that:

(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv)    To the extent an adjustment to the adjusted basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vii)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii)    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)    (i) Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)    Subject to Section 6.4(a), immediately prior to the transfer of a Restructuring Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph (ii) apply), the Capital Account maintained for such Person with respect to its Restructuring Common Units will (A) first, be allocated to the Restructuring Common Units to be transferred in an amount equal to the product of (x) the number of such Restructuring Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Restructuring Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Restructuring Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Restructuring Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)    (i) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Unit), or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value. The General Partner shall make all adjustments necessary to account for the difference, if any, between the fair market value of any Series A Preferred Units for which the Series A Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).

(ii)    In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any actual distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

(iii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit into a Series A Conversion Unit in accordance with Section 5.10(b)(v) or Section 5.10(b)(vi), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series A Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Common Unit) or Unrealized Loss (if the Capital Account of each such Series A Conversion Unit is greater than the Per Unit Capital Amount for a then Outstanding Common Unit) had been allocated Pro Rata to each Partner holding Series A Conversion Units received upon such conversion until the Capital Account of each such Series A

Conversion Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately after the conversion of a Series A Preferred Unit shall be determined by the General Partner using such method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Series A Conversion Unit received upon such conversion of the Series A Preferred Unit is less than the Per Unit Capital Amount for a then Outstanding Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units) and Partners holding Series A Conversion Units so as to cause the Capital Account of each Partner holding a Series A Conversion Unit to equal, on a per Unit basis with respect to each such Series A Conversion Unit, the Per Unit Capital Amount for a then Outstanding Common Unit.

Section 5.6    Issuances of Additional Partnership Interests.

(a)    The Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into

Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)    No fractional Units shall be issued by the Partnership.

Section 5.7    [Reserved]

Section 5.8    Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, up to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9    Splits and Combinations.

(a)    Subject to Section 5.9(e), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.

(b)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    [Reserved]

(d)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.10    Establishment of Series A Preferred Units

(a)    General. The Partnership hereby creates a series of Units designated as “Series A Convertible Preferred Units” (the “Series A Preferred Units”, with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as set forth in this Section 5.10 and elsewhere in this Agreement.

(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)    Distributions.

(A)    Commencing with the Quarter ending on [●], 2020, subject to Section 5.10(b)(i)(D), each Record Holder of Series A Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held by such Record Holder, cumulative distributions in respect of such Quarter (or portion thereof for which a Series A Quarterly Distribution is due), in cash, equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly by no later than the earlier of 60 days after the end of the applicable Quarter and the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.10(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3(a).

(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in accordance with Section 5.10(b)(i)(A) when due for any Quarter, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series A Preferred Unit basis, “Series A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which the first such payment is due until all such Series A Unpaid Distributions are paid in full in cash and (2) the Partnership shall not be permitted to, and shall not, declare, make or set aside, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due), other than, in each case, a regular distribution with respect to a series of Series A Junior Securities that is paid in kind with additional Series A Junior Securities of such series; provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C)    The aggregate Series A Distribution Amount shall be paid out of cash and cash equivalents that is deemed to be Available Cash for the applicable Quarter. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of cash and cash equivalents that is deemed to be Available Cash for such Quarter, the amount of cash equal to the cash and cash equivalents that is deemed to be Available Cash for such Quarter will be paid to the Series A Preferred Unitholders, Pro Rata, and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.10(b)(i)(B).

(D)    Notwithstanding anything in this Section 5.10(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date immediately preceding the date of such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (2) with respect to a distribution to be made to Record Holders as of any Record Date as of or following the date of such conversion, the Record Holder of the Series A Conversion Units into which such Series A Preferred Unit was converted as of or prior to such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.10(b)(i)(A) and, until such distribution is received, Section 5.10(b)(i)(B) shall continue to apply.

(E)    Subject to Section 5.10(b)(i)(D), each Series A Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units or any other Series A Junior Securities, on an “as if” converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.3(a). No adjustments pursuant to Section 5.10(b)(iv)(E) shall be made with respect to a special distribution in which the Series A Preferred Units participate Pro Rata with the Common Units, on an “as if” converted basis, pursuant to this Section 5.10(b)(i)(E) and subject to Section 5.10(b)(i)(D).

(ii)    Voting Rights.

(A)    Except as provided in Section 5.10(b)(ii)(B), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate and shall vote with the Common Units as a single class, so that the Record Holder of each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(B)    Except as provided in Section 5.10(b)(ii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment (excluding any amendment of a ministerial or administrative nature) to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise) that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have an adverse effect on the Record Holders of the Series A Preferred Units that is not de minimis if such action would:

(1)    reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units, or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Units;

(2)    reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or

(3)    make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)    Notwithstanding anything to the contrary in this Section 5.10(b)(ii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control or Partnership Restructuring Event; provided, however, for the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of Record Holders of Common Units and Series A Preferred Units together as a single class.

(iii)    Certificates; Book Entry.

(A)    Unless the General Partner shall determine otherwise, the Series A Preferred Units shall not be evidenced by certificates. Any certificates relating to the Series A Preferred Units that may be issued shall be in such form as the General Partner may approve. Any certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B)    Any certificate(s) evidencing the Series A Preferred Units and Converted Common Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.1):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT    OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE GENERAL PARTNER (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER) THAT SUCH OFFER, TRANSFER, SALE, ASSIGNMENT, PLEDGE OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TERMS OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SHELL MIDSTREAM PARTNERS, L.P., INCLUDING THE LIMITATIONS ON TRANSFER SET FORTH IN SECTION 5.10(b)(iv) THEREOF.”

(iv)    Series A Preferred Unit Transfer Restrictions.

(A)    The transfer of a Series A Preferred Unit shall be subject to Sections 4.4, 4.6 and 4.7.

(B)    Prior to the first anniversary of the Series A Issuance Date, other than transfers to Affiliates, a Series A Preferred Unitholder shall not transfer any Series A Preferred Units owned by such Series A Preferred Unitholder without the approval of the Partnership (with such approval not be unreasonably withheld).

(v)    Conversion.

(A)    At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (1) January 1, 2022 and (2) immediately prior to the liquidation of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but, in the case of the preceding clause (1), not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion (other than a conversion made pursuant to the preceding clause (2)) by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by in the case of clause (1) or (2) above, the Series A Conversion Rate at such time. Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Section 5.10(b)(i)(D), all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.10(b)(v)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)).

(B)    At the Option of the Partnership. From and after January 1, 2023, the Partnership shall have the option, at any time and from time to time, but not more than once per Quarter, to cause all or any portion of the Series A Preferred Units to be converted into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time if the closing sale price of the Common Units exceeds 140% of the Series A Issue Price (the “Conversion Threshold Price”) for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding Series A Mandatory Conversion Notice Date. Any such conversion shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.

(C)    Conversion Notice.

(1)    To convert Series A Preferred Units into Common Units pursuant to Section 5.10(b)(v)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred

Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.10(b)(v)(A), the number of Series A Preferred Units to be converted and the Person to whom the applicable Series A Conversion Units should be issued.

(2)    To convert Series A Preferred Units into Common Units pursuant to Section 5.10(b)(v)(B), the Partnership shall give written notice (a “Series A Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Series A Mandatory Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to so convert Series A Preferred Units pursuant to Section 5.10(b)(v)(B) and the number of Series A Preferred Units to be so converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D)    Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Mandatory Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.10(b)(v)(C), the Partnership shall issue the applicable Series A Conversion Units no later than two Business Days after the Series A Conversion Notice Date or five Business Days after the Series A Mandatory Conversion Notice Date, as the case may be, occurs (any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Section 5.10(b)(v) or Section 5.10(b)(vi), a “Series A Conversion Date”); provided, that the Series A Conversion Date shall in no event be prior to the fifth Business Day following the Series A Mandatory Conversion Notice Date. On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The Partnership and each Series A Preferred Unitholder agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Section 5.10(b)(i)(D), upon issuance of Series A Conversion Units to the Series A Converting Unitholder (or its designated recipient(s)), all rights of such Series A Converting Unitholder with respect to the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder (or its designated recipients(s)) shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.10(b)(v)), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series A Conversion Rate and the Conversion Threshold Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (aa) in respect of clauses (1) through (4) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (bb) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (cc) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person and any Series A Preferred Units remain outstanding, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.10 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event and the Series A Conversion Rate and the Conversion Threshold Price, and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.10(b)(v)(E) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), split or spin-off. Such adjustment shall be made successively whenever any event described above shall occur.

(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.10(b)(v), no adjustment shall be made to the Series A Conversion Rate or the Series A Issue Price pursuant to Section 5.10(b)(v)(E) as a result of any of the following:

(1)    any cash distributions made to holders of the Common Units (unless made in breach of Section 5.10(b)(i)(B));

(2)    any issuance of Partnership Interests or securities convertible into Partnership Interests in exchange for cash;

(3)    any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Affiliates, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4)    any issuance of Common Units as all or part of the consideration to effect (aa) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (bb) the closing of any acquisition by the Partnership of assets or equity interests of any of its Affiliates or (cc) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (aa), (bb) or (cc) above is approved by the General Partner; or

(5)    the issuance of Common Units upon conversion of the Series A Preferred Units or any Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.10(b)(v)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vi)    Series A Change of Control.

(A)    Subject to Section 5.10(b)(v)(B), at least 10 Business Days prior to consummating a Series A Cash Change of Control, the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to Section 5.10(b)(v)(B), in the event of a Series A Cash Change of Control, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units at the Series A Conversion Rate immediately prior to the closing of the applicable Series A Cash Change of Control.

(B)    Subject to Section 5.10(b)(v)(B), at least 10 Business Days prior to consummating a Series A Change of Control (other than a Series A Cash Change of Control), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to Section 5.10(b)(v)(B), if a Series A Change of Control (other than a Series A Cash Change of Control) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within 10 Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in clause (1) below):

(1)    convert all, but not less than all, of such Series A Preferred Unitholder’s Outstanding Series A Preferred Units into Common Units at the then-applicable Series A Conversion Rate;

(2)    if the Partnership will not be the surviving Person upon the consummation of such Series A Change of Control, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to such Series A Preferred Unitholder, in exchange for its Series A Preferred Units upon the consummation of such Series A Change of Control, a security in the surviving Person or the parent of the surviving Person that has rights, preferences and privileges substantially equivalent to the Series A Preferred Units, including, for the avoidance of doubt, (a) the right to distributions equal in amount and timing to those provided in Section 5.10(b)(i), (b) a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Series A Change of Control would entitle the Record Holder to the number of common securities of such Person (together with a number of common securities of equivalent value to any other assets received by a holder of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control and (c) in the event the issuer of such security is a corporation, modifications to the definition of “Series A Change of Control” to the extent reasonably necessary to conform such definition to the analogous definition set forth in such issuer’s senior debt facilities (but in no event less favorable to the Series A Preferred Unitholders than the definition of “Series A Change of Control” as defined in this Agreement) (such security in the surviving Person, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to such Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder (at such holder’s election) shall be entitled to exercise the options provided in Section 5.10(b)(vi)(B)(1) or Section 5.10(b)(vi)(B)(4);

(3)    if the Partnership is the surviving Person upon the consummation of such Series A Change of Control, continue to hold such Series A Preferred Unitholder’s respective Series A Preferred Units; or

(4)    require the Partnership to redeem (i) on or prior to [●], 2023, all (but not less than all) of such Series A Preferred Unitholder’s respective Series A Preferred Units at a price per Series A Preferred Unit equal to 110% of the Series A Issue Price and (ii) after [●], 2023 at a price per Series A Preferred Unit equal to 101% of the Series A Issue Price, in each case plus accrued but unpaid distributions to the redemption date. Any redemption pursuant to this clause (4) shall be paid in Common Units. The Common Units to be issued in connection with any such redemption shall be valued at the U.C. Series A Issue Price. No later than three Trading Days prior to the consummation of such Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving Person upon the consummation of such Series A Change of Control, then no later than five Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the Common Unit consideration to each Record Holder of then Outstanding Series A Preferred Units entitled to receive such Common Unit consideration pursuant to this clause (4). If the Partnership will not be the surviving Person upon the consummation of such Series A Change of Control, then the Partnership shall remit the Common Unit consideration to such Record Holders immediately prior to the consummation of such Series A Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full in Common Units. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

(vii)    Rank. The Series A Preferred Units shall each be deemed to rank:

(A)	senior to any Series A Junior Securities;

(B)	on parity with any Series A Parity Securities;

(C)	junior to any Series A Senior Securities; and

(D)	junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(viii)    Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Agreement shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act, or this Agreement or created by the holders thereof.

(ix)    Allocations.

(A)    Notwithstanding anything to the contrary in this Agreement, following any allocation made pursuant to Section 6.1(d) but prior to making any allocation pursuant to another portion of Section 6.1, all or any portion of any items of Partnership gross income or gain for the taxable period shall be allocated to all Unitholders in respect of Series A Preferred Units, Pro Rata, until the aggregate of such items allocated to such Unitholders pursuant to this Section 5.10(b)(ix)(A) for the current and all previous taxable periods since issuance of the Series A Preferred Units is equal to the sum of, with respect to each Series A Preferred Unit, (1) the Series A Distribution Amount in respect of such Series A Preferred Unit and (2) the aggregate Net Loss allocated to the Unitholders with respect to such Series A Preferred Unit pursuant to Section 5.10(b)(ix)(B) for the current and all previous taxable periods. Notwithstanding anything to the contrary in Section 6.1(a), in no event shall any Net Income be allocated pursuant to Section 6.1(a) to Unitholders in respect of Series A Preferred Units.

(B)    Notwithstanding anything to the contrary in Section 6.1(b), (1) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series A Preferred Units and (2) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series A Preferred Unit has been reduced to zero.

(x)    Series A Preferred Liquidation. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any Series A Junior Securities, the positive value in each such Holder’s Capital Account in respect of such Series A Preferred Units. At least 10 days prior to any liquidation or winding up of the Partnership under Section 12.4, the Partnership shall provide to the Record Holders of the Series A Preferred Units an estimate of the Capital Account in respect of each Series A Preferred Unit after giving effect to the allocations described in this Section 5.10(b)(x). If in the year of such liquidation and winding up, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Accrued Amount of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Accrued Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Accrued Amount of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Accrued Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

(xi)    Registrar and Transfer Agent. American Stock Transfer & Trust Company, LLC will act as the registrar and transfer agent for the Series A Preferred Units.

(xii)    Notices. The Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such time and by such method as such documents are distributed to such Record Holders of such Common Units.

Section 5.11    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)    First, to the General Partner as necessary to eliminate any deficit balance in the General Partner’s Capital Account; and

(ii)    The balance, if any, to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)    First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii)    The balance, if any, 100% to the General Partner.

(c)    [Reserved]

(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit (other than a Series A Preferred Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation

Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)    Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation section 1.734-2(b)(1)) is required, pursuant to

Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Economic Uniformity; Changes in Law. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)    Equalization of Capital Accounts With Respect to Privately Placed Units. Net Income or Net Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

Section 6.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)    If, as a result of the conversion of a Series A Preferred Unit into Common Units (and the adjustments pursuant to Section 5.5(d)(iii)) or (ii) any other exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Subject to Section 5.10(b)(i), within 60 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the holders of Common Units Pro Rata as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Sections 17-303, 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement. For the avoidance of doubt, the General Partner Interest and the Series A Preferred Units shall not be entitled to distributions made pursuant to this Section 6.3(a).

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Special Provisions Relating to the Holders of Restructuring Common Units.

(a)    A Unitholder shall not be permitted to transfer a Restructuring Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Restructuring Common Units would be negative after giving effect to the allocation under Section 5.5(c)(ii).

(b)    A holder of a Restructuring Common Unit shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such Restructuring Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of Common Unit other than a Restructuring Common Unit. In connection with the condition imposed by this Section 6.4, the General Partner may take whatever steps are required to provide economic uniformity to such Restructuring Common Units in preparation for a transfer of such Restructuring Common Units, including the application of Section 5.3(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

(c)    Pursuant to this Agreement and the Partnership Restructuring Agreement, the General Partner, on behalf of itself and its successors and assigns, has waived any and all of its rights, claims and interest in distributions that it would otherwise be entitled to receive on the Restructuring Common Units in an amount of $20 million per quarter for each of the four consecutive fiscal quarters following the date hereof (commencing with the distribution payable with respect to the quarter in which this Agreement is dated).

Section 6.5    Special Provisions Relating to Series A Preferred Units. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.10 or (B) be entitled to any distributions other than as provided in Section 5.10.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the business or operations of the Partnership Group, whether through a Subsidiary or a Joint Venture; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of cash held by the Partnership;

(vii)    the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)    the formation of, or acquisition of an interest in, and the contribution of assets and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of assets to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)    the entering into of listing agreements with any National Securities Exchange regarding some or all of the Limited Partner Interests or other securities issued by a Group Member or the delisting of such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.9);

(xiii)    the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv)    the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member or Joint Venture; and

(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all

things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4    Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5    Reimbursement of the General Partner.

(a)    Except as provided in this Section 7.5 and elsewhere in this Agreement or in the Omnibus Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    Except as provided in the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices and, in the case of assets regulated by FERC, then applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies), shall be deemed to have been made in good faith. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests),

or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6    Outside Activities.

(a)    The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.

(b)    Subject to the terms of Section 7.6(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)    Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided, however, that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the IPO Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s- length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

Section 7.8    Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Indemnitee (other than a Group Member) with respect to any such Indemnitee’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c)    The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Partnership, the Partners, or any other Persons who have acquired interests in Partnership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)    The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in bad faith.

(c)    To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners or to any other Persons who have acquired a Partnership Interest or are otherwise bound by this Agreement, the General Partner and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e)    Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnitee shall owe any duties or liabilities, including fiduciary duties, to the Series A Preferred Unitholders.

Section 7.10    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek or not to seek Unitholder Approval or to adopt or not to adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b)    Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express lesser standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this

Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Partnership Group; provided, however, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable.

(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f)    Except as expressly set forth in this Agreement or expressly required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

Section 7.11    Other Matters Concerning the General Partner.

(a)    The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.12    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.13    Registration Rights of the General Partner and its Affiliates.

(a)    Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the IPO Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.13(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of Registrable Securities pursuant to a Registration Statement in an Underwritten Offering and such Holder or Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $30.0 million in the aggregate, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b)    Piggyback Registration. At any time after the 180th day after the IPO Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.13(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five business days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two business days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.13(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided, however, that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Partnership Interests therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.13(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c)    Sale Procedures. In connection with its obligations under this Section 7.13, the Partnership shall:

(i)    furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii)    promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv)    immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.13(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d)    Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.13(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e)    Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.13 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f)    Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.13 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g)    Indemnification.

(i)    In addition to and not in limitation of the Partnership’s obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Selling Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Selling Holder specifically for use in the preparation thereof.

(ii)    Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus.

(iii)    The provisions of this Section 7.13(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.13(g) may have pursuant to law, equity, contract or otherwise.

(h)    Specific Performance. Damages in the event of breach of Section 7.13 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 7.14    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

(a)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

(a)    For taxable years beginning on or before December 31, 2017, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code, prior to amendment by the BBA). For each taxable year beginning after December 31, 2017, the General Partner shall be or shall designate the “partnership representative” (as defined in Section 6223 of the Code, as amended by the BBA) and any other Persons necessary to conduct proceedings under Subchapter C of Chapter 63 of the Code (as amended by the BBA) for such year. Any such designated Person or Persons shall serve at the pleasure of, and act at the direction of, the General Partner. The partnership representative, as directed by the General Partner, shall exercise any and all authority of the “partnership representative” under the Code (as amended by the BBA), including, without limitation, (i) binding the Partnership and its Partners with respect to actions taken under Subchapter C of Chapter 63 of the Code (as amended by the BBA), and (ii) determining whether to make any available election under Section 6226 of the Code (as amended by the BBA).

(b)    The General Partner (acting through the partnership representative to the extent permitted by Section 9.3(a)) is authorized and required to act on behalf of and represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and the General Partner is authorized to expend Partnership funds for professional services and costs associated therewith.

(c)    Each Partner agrees to cooperate with the General Partner (or its designee) and to do or refrain from doing any or all things reasonably requested by the General Partner (or its designee) in its capacity as the “tax matters partner” or the “partnership representative,” or as a person otherwise authorized and required to act on behalf of and represent the Partnership pursuant to Section 9.3(b).

(d)    The General Partner is authorized to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing or interpreting the partnership audit, assessment and collection rules adopted by the BBA, including any amendments to those rules.

Section 9.4    Withholding and Other Tax Payments by the Partnership.

(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner or assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1    Admission of Limited Partners.

(a)    Each of the Limited Partners shall continue as a limited partner of the Partnership on the date hereof.

(b)    By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c)    With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

(d)    The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)    The General Partner is removed pursuant to Section 11.2;

(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi)(A), Section 11.1(a)(vi)(B), Section 11.1(a)(vi)(C) or Section 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the IPO Closing Date and ending at 12:00 midnight, Central Time, on December 31, 2024 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on December 31, 2024 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2    Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Common Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.

(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4    [Reserved]

Section 11.5    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator. Upon dissolution of the Partnership in accordance with the provisions of Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.10(b)(ii)(B), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by Section 13.1(g)), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)    an amendment to Schedule I or an amendment to Section 10.1 providing that any transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interest for the account of another Person) shall be deemed to certify that the transferee is an Eligible Taxable Holder;

(l)    a merger, conveyance or conversion pursuant to Sections 14.3(d) or (e); or

(m)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. The General has no obligation or duty to the Partnership or the Limited Partners to propose or approve, and may decline to propose or approve, any amendment to this Agreement in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3    Amendment Requirements.

(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 66 2/3% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6    Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Sections 13.4 and 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9    Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The

Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)    With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2    Procedure for Merger, Consolidation or Conversion.

(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)    name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)    the terms and conditions of the proposed merger or consolidation;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)    the name of the converting entity and the converted entity;

(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)    the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, however, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners.

(a)    Except as provided in Sections 14.3(d) and (e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b)    Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)    Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, but subject to Section 5.10(b)(vi), the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, but subject to Section 5.10(b)(vi), the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4    Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5    Effect of Merger, Consolidation or Conversion.

(a)    At the effective time of the merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    At the effective time of the conversion:

(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement, except Section 5.10(b)(vi), if at any time the General Partner and its Affiliates hold more than 75% of the total Limited Partner Interests of any class then Outstanding (excluding Series A Preferred Units), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.10(b)(vi)) of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent, as applicable, may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to

Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or the exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1    Addresses and Notices; Written Communications.

(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.

Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)    The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such

Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or Section 10.1(b) without execution hereof.

Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)    Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)    irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12    Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

SHELL MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

LIMITED PARTNER:

SHELL MIDSTREAM LP HOLDINGS LLC

By:
Name:
Title:

Signature Page to Second Amended and Restated

Agreement of Limited Partnership of Shell Midstream Partners, L.P.

EXHIBIT A

to the Second Amended and Restated

Agreement of Limited Partnership of

Shell Midstream Partners, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Shell Midstream Partners, L.P.

No.                                               Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                                               (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal executive offices of the Partnership located at 150 N. Dairy Ashford, Houston, Texas 77079. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SHELL MIDSTREAM PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SHELL MIDSTREAM PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SHELL MIDSTREAM PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF SHELL MIDSTREAM PARTNERS, L.P. MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SHELL MIDSTREAM PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT

NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	Shell Midstream Partners, L.P.

	By:	Shell Midstream Partners GP LLC

By:

By:

Countersigned and Registered by:

as Transfer Agent and Registrar

By:
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties		Custodian
	(Cust)		(Minor)

JT TEN — as joint tenants with right of survivorship under Uniform Gifts/Transfers to CD Minors Act (State) and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

SHELL MIDSTREAM PARTNERS, L.P.

FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                              Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                          as its attorney- in-fact with full power of substitution to transfer the same on the books of Shell Midstream Partners, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

SCHEDULE I

Eligible Tax Holders

This schedule sets forth the types or categories of holders that the General Partner has determined are Eligible Taxable Holders and the types or categories of holders that the General Partner has determined are not Eligible Taxable Holders. The General Partner may change these determinations in accordance with the Partnership Agreement.

Eligible Taxable Holders

The following are currently considered to be Eligible Taxable Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keogh accounts

•	S corporations whose only shareholders are individuals, trusts or tax exempt organizations subject to tax on UBTI

•	Mutual Funds

•	Partnerships with no partners that are Ineligible Holders

•	Trusts with no beneficiaries that are Ineligible Holders

Not Eligible Taxable Holders

The following are currently not considered to be Eligible Taxable Holders:

•	Real estate investment trusts

•	Governmental entities and agencies

•	S corporations with any shareholders that are employee stock ownership plans

•	Partnerships with any partner that is an Ineligible Holder

•	Trusts with any beneficiary that is an Ineligible Holder